As filed with the Securities and Exchange Commission on November 30, 2017

Registration No. 333-192849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-192849

UNDER
THE SECURITIES ACT OF 1933

FIDELITY & GUARANTY LIFE
(Exact name of registrant as specified in its charter)

Delaware	46-3489149
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Fidelity & Guaranty Life 2013 Stock Incentive Plan
(Full title of the plan)

Eric L. Marhoun, Esq.
Fidelity & Guaranty Life
Two Ruan Center
 601 Locust Street, 14th Floor
Des Moines, Iowa
(Name and address of agent for service)
(800) 445-6758
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES
This post-effective amendment relates to Registration Statement No. 333-192849 of Fidelity & Guaranty Life, a Delaware corporation (the "Company"), on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission on December 13, 2013, registering 2,837,500 shares of the Company's common stock, par value $0.01 per share ("Company Common Stock"), issuable under the Company's Fidelity & Guaranty Life 2013 Stock Incentive Plan.
On November 30, 2017, pursuant to an Agreement and Plan of Merger, dated as of May 24, 2017 (the "Merger Agreement"), by and among CF Corporation, a Delaware corporation ("CF Corp"), FGL US Holdings Inc., a Delaware corporation and wholly owned indirect subsidiary of CF Corp ("Parent"), FGL Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned direct subsidiary of Parent (the "Merger").  At the effective time of the closing of the Merger (the "Effective Time"), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares and Company Restricted Stock Rights, each as defined in the Merger Agreement) was cancelled and converted automatically into the right to receive $31.10 in cash, without interest. The Company has ceased to be a publicly traded company, and in connection with the Merger, the Company has terminated its offering of securities pursuant to the Registration Statement.
Pursuant to the undertakings contained in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statement which remained unsold at the termination of the offering, the Company is hereby removing from registration, by means of this post-effective amendment, all of the shares of Company Common Stock which were registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on November 30, 2017.

FIDELITY & GUARANTY LIFE

By:	/s/ Christopher J. Littlefield
Christopher J. Littlefield
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed on by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher J. Littlefield	President, Chief Executive Officer and Director	November 30, 2017
Christopher J. Littlefield	(Principal Executive Officer)

/s/ Dennis R. Vigneau	Chief Financial Officer, Executive Vice President, Secretary and Treasurer	November 30, 2017
Dennis R. Vigneau	(Principal Financial and Accounting Officer)

***	Chairman	November 30, 2017
Joseph S. Steinberg

***	Director	November 30, 2017
William J. Bawden

***	Director	November 30, 2017
James M. Benson

***	Director	November 30, 2017
Andrew McKnight

***	Director	November 30, 2017
William P. Melchionni

***	Director	November 30, 2017
L. John H. Tweedie

*** By: /s/ Eric L. Marhoun
Eric L. Marhoun
as Attorney-in-Fact